Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Green EnviroTech Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	32-0218005
(State of incorporation or organization)	(IRS Employer Identification No.)

5300 Claus Road, Riverbank, CA	95367
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of Each Class	Name of Each Exchange on Which
To Be So Registered	Each Class Is to Be Registered

Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-149626 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Item 1.  Description of Registrant's Securities to Be Registered.

The authorized capital stock of Green EnviroTech Holdings Corp. (the “Company”) consists of 250,000,000 shares of common stock at a par value of $0.001 per share, and 25,000,000 shares of blank check preferred stock, par value $0.001.

The holders of the Company’s common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Company’s Board of Directors; (ii) are entitled to share in all of the Company’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Holders of shares of the Company’s common stock do not have cumulative voting rights, which means that, subject to the rights of the holders of any outstanding preferred stock, the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

1,000,000 shares of preferred stock have been designated Magic Bright Acquisition Series Convertible Preferred Stock (“Magic Bright Preferred Stock”) and are issued and outstanding as of the date of the filing of this registration statement. Holders of Magic Bright Preferred Stock will be entitled to dividends when, as and if declared by the board of directors, and on an-converted basis with the respect to dividends declared on the common stock. The Magic Bright Preferred Stock will entitle holders to a liquidation preference equal to the stated value of $5.00 per share (plus accrued but unpaid dividends). Holders of Magic Bright Preferred Stock will be entitled to 5 votes for each share of Magic Bright Preferred Stock held by such holder. Beginning 12 months from the date of issuance of the Magic Bright Preferred Stock, the Magic Bright Preferred Stock may be converted into common stock, at a rate of 5 shares of common stock for each share of Magic Bright Preferred Stock. A holder of Magic Bright Preferred Stock may not convert any shares of Magic Bright Preferred Stock to common stock unless such holder converts all of such Magic Bright Preferred Stock held by such holder into common stock. The conversion rate will be subject to a one-time adjustment, if, at the time conversion, the 20 day average closing price of the common stock, is less than $1.00 per share, such that the holder would receive a sufficient number of shares of common stock to equal $5,000,000 (assuming the conversion of all 1,000,000 issued shares of Magic Bright Preferred Stock).

Item 2.  Exhibits.

Exhibit Number	Description of Document

3.1	Certificate of Incorporation (incorporated by reference to the Company’s registration statement on Form S-1 (File No. 333-149626), filed with the Securities and Exchange Commission on March 11, 2008)
3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on July 23, 2010).
3.3	Certificate of Designation of Magic Bright Acquisition Series Convertible Preferred Stock (incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on February 15, 2011)
3.4	By-Laws (incorporated by reference to the Company’s registration statement on Form S-1 (File No. 333-149626), filed with the Securities and Exchange Commission on March 11, 2008)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Green EnviroTech Holdings Corp.
Registrant

Date: May 9, 2011	By:	/s/ Gary DeLaurentiis
Gary DeLaurentiis
Chief Executive Officer

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